Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript FRP - Q4 2006 FairPoint Communications, Inc. Earnings Conference Call Event Date/Time: Feb. 21. 2007 / 8:30AM ET

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FINAL TRANSCRIPT

Feb. 21. 2007 / 8:30AM ET, FRP - Q4 2006 FairPoint Communications, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Brett Ellis

FairPoint Communications, Inc. - Director, IR

Gene Johnson

FairPoint Communications, Inc. - Chairman, CEO

John Crowley

FairPoint Communications, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Tom Champion

JPMorgan - Analyst

Tom Seitz

Lehman Brothers - Analyst

Barry Sine

Oppenheimer & Company - Analyst

Viktor Shvets

Moon Capital - Analyst

PRESENTATION

Operator

At this time, I would like to welcome everyone to the FairPoint Communications fourth quarter 2006 earnings conference call. [OPERATOR INSTRUCTIONS] Thank you. I will now turn the conference over to Mr. Brett Ellis, Director of Investor Relations. Sir, you may begin your conference.

Brett Ellis - FairPoint Communications, Inc. - Director, IR

Thank you. Good morning, everyone, and thank you for joining the FairPoint fourth quarter earnings conference call. Participating on today's call are Gene Johnson, our CEO; and John Crowley, our CFO. Before we begin, I would like to remind you that certain statements made during this conference call, which are not based on historical facts, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events, or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint's filings with the Securities and Exchange Commission, including without limitation the risks described in FairPoint's most recent annual report on Form 10-K on file with the Securities and Exchange Commission. All information is current as of the date of this earnings call, and FairPoint undertakes no duty to update this information. In addition, FairPoint's results for the quarter and year ended December 31, 2006, are subject to the completion and filings with the Securities and Exchange Commission of its annual report on Form 10-K for such periods. Having said this allow me to introduce Gene Johnson, our Chairman and CEO.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Thanks very much, Brett. Good morning, everyone. It's a real pleasure to speak to you this morning and provide you with an update on our performance in the fourth quarter. A lot has happened since we had our last earnings call, so we're also going to provide some more details and

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FINAL TRANSCRIPT

Feb. 21. 2007 / 8:30AM ET, FRP - Q4 2006 FairPoint Communications, Inc. Earnings Conference Call

updates where appropriate. Hopefully you've all had a chance to see the press release that details the fourth quarter and year-end numbers. We'll discuss it in more detail in a moment. We obviously have had a lot going on at FairPoint, with a lot of excitement over the last few months. I'll spend a few minutes on that before we turn the attention to the fourth quarter results.

Following my remarks I'm going to turn it over to John. He will give you the real detail on the numbers and the operational achievements. As a quick update, I'm sure you already know that on January 16, we announced that we entered into a definitive agreement whereby Verizon's local telephone and related operations in Maine, New Hampshire, and Vermont are going to be spun off and merged into FairPoint. As I said then I think this really is a transaction that marks kind of a historic day not only for our company but for our industry. I think it's a very, very important transaction.

We are going to be committed to providing you as much information as possible on the progress of the transaction, and it's only been about four weeks since the announcement but we're working feverishly to ensure a really smooth transition. When we actually announced the transaction, the transition and conversion planning had already begun and we were well into it at that point. Since that time we have inventoried all the business processes and functions that we need to either replicate, to determine which of those systems will be scaled and which are going to be superseded by new systems that we'll put in place. We've established a preliminary system architecture plan to reach successful operability and integration of that architecture. We have established 41 different work streams with plans to achieve the conversion. Last week we sat down with our partners at Verizon and reviewed all the system architecture plans and set up time schedules going forward and so on.

I have spent the last four weeks watching this transaction take shape, working feverishly on it, and I'm really pleased to report that we are moving forward according to our plan right now. We will be providing you additional updates as necessary, and as we have something important to tell you. I'm confident we are going to meet our timelines, and I'm confident we'll meet your expectations for a timely close. We really believe that this transaction will allow us to do what we do best, which is strengthen communities through communications, and it's going to provide real benefits to everyone. The shareholders of both companies, our customers, our employees, and the communities at large.

Now, let's talk about the real purpose of today's call, which is fourth quarter results. Operationally we think we had another really solid quarter. Excluding -- excuse me, including acquisitions in the quarter, we added over 2300 high-speed data subscribers. Excluding acquisitions we added more than 1600 high-speed data subscribers. Once again we see that the business model makes sense. It's offering valuable services to our existing customer base. We are going to continue to extend our high-speed data offerings to ensure that the markets we serve have access to high-speed data. We said that something like 88% of our customers do have access to high-speed data product that FairPoint provides.

We also looked very hard at our ARPU as proof that our service offerings are compelling to customers. The ARPU remained very steady in 2006 and in fact during the fourth quarter it increased to $42.02. That's $42.02. So we think we're providing products that make a lot of sense for our customers and the take rates I think prove that. I am also pleased with the trends I am seeing in access lines. Excluding acquisitions, we saw an increase in total access line equivalents for the fourth quarter compared to last year up about 1%. Overall for 2006 we saw a 3.4% decrease in voice access lines on a same store basis which is, as you know a pretty good number when compared with our peer group. We're growing access line equivalents and working to stabilize our voice access line losses. Our success, I think, is pretty obvious and really a credit to the hard work of the entire team.

Our existing companies continue to benefit from new opportunities to provide value and that's before we think about the Verizon announcement we want to continue to add value in the business we're running right now. We have completed the conversion of about 75% of our access line equivalents as of yesterday morning when we converted another Company over to a single outsource billing platform and we expect to have all of our customers converted to that platform certainly by the middle of the year right on schedule. We haven't missed a schedule by a day yet on what we laid out for you. It's been a real success so far, and I think the remaining conversions are going to go very smoothly as well.

Let's talk about cash available for dividends. We generated in the fourth quarter cash available for dividends of $18.2 million, which is up 17% from the $15.5 million generated in the third quarter. We know this metric is really important to our shareholders and we are really quite pleased with our performance during the quarter. Adjusted EBITDA was in line with the third quarter despite additional one-time expenses related to the call center consolidations.

Consistent with our previous disclosures our Board has responded to the prudent management by expressing its intention to continue paying the dividend at the current level through 2007. We'll continue to work to support the dividend even as we continue working towards the close of the Verizon transaction. You have my personal assurances that we'll never take our eyes off the dividend ball. We know how important it is to all of you.

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FINAL TRANSCRIPT

Feb. 21. 2007 / 8:30AM ET, FRP - Q4 2006 FairPoint Communications, Inc. Earnings Conference Call

Also want to mention that we closed the acquisition of the Germantown Independent Telephone Company in Ohio, another 4400 access lines in November, in a state that we already do business in. The perfect example of how we are increasing access lines which complement our existing businesses across the country. And I talked to you some last quarter about how we believe we can create value by applying our efficiencies to a broader base. I think the Verizon transaction will prove that belief and obviously support that belief quite strongly.

Obviously, we know that the Company is going to be largely judged by how well we execute over the next 12 to 18 months, predominantly in New England, but also in our existing core business. It's a valid expectation and we are going to work hard to meet those expectations in a way that you can all be proud of us and be satisfied with the results of the Company. What's really important to us really is two things right now. One is getting this transaction done, getting it done -- the transition done, getting it done well, then secondly to run our existing business as well as we can. The people that work in FairPoint today are fully committed to making sure that our customers are served very, very well, that we maintain the strong business that we have right now, and so I can assure you we'll continue to work hard to run our existing business well during the next year and a half as we go thru this complicated and very difficult transition. I think now I want to ask John to discuss the fourth quarter financials in greater detail. John, take it away.

John Crowley - FairPoint Communications, Inc. - CFO

Thanks, Gene. Good morning, everyone. I'm pleased to report to you another great quarter with good operating results, increased cash available for dividends, and, of course, major progress on our strategy of growth via acquisition. Let me first walk you through the details of the financial results. Revenues were up 0.6% this quarter from the previous year to $70.4 million. Excluding the contribution from acquisitions and the NECA settlement in the fourth quarter of 2005, revenues were down 2% compared to fourth quarter of 2005.

Excluding the impact of acquired companies in the fourth quarter, interstate access revenue decreased $3.1 million, principally due to that $2.4 million interstate adjustment that we had in 2005 that we talked about at the time. And intrastate revenue decreased $1.2 million. These decreases were partially offset by increases in data and Internet service revenues of about $700,000, primarily as a result of higher number of high-speed data subscribers, and long-distance revenue increased $200,000 primarily as a result of an increase in the subscribers due to bundled package offerings. Operating expenses excluding depreciation increased $4.1 million compared to the fourth quarter of 2005 excluding the impact of acquisitions. $2.4 million of this increase is due to the Verizon merger and related expenses, and therefore not core operations. This included mostly due diligence and legal expense related to the Noreaster transaction. The remaining increase is principally due to an increase in employee compensation of expense of $500,000, an increase of cost of goods sold that relates to our changing product mix of $300,000, and an increase in operating insurance expense of $300,000.

Adjusted EBITDA for the quarter was $33.3 million after adding back $2.4 million for merger-related expenses. This compares to $37.6 million in the fourth quarter last year but is in line with the $33.4 million in the third quarter of 2006. The difference relative to 2005 is that in the fourth quarter of 2005 we had a very large $2.4 million favorable adjustment to interstate revenues and our distribution from partnerships has continued to decline principally from Orange Poughkeepsie. These in line results, relative to third quarter confirm what we said in November, that the restructuring costs related to the call center consolidation were offset by increased contribution from the Germantown acquisition.

Before going on, let me explain the change in the definition of adjusted EBITDA that I just quoted. As we told you when we announced the Verizon acquisition there will be both merger-related capital investment and operating expenses associated with the systems development and conversion. In order to provide for dividend continuity, we have completed an amendment to our credit agreement. Under that amendment our banks will permit us to add back to various calculations the operating and capital expenditures related to the merger so that the adjusted EBITDA reflects our recurring cash generation from our existing business undiluted by these one-time costs.

As part of the change, the gain from the sale of Orange County Poughkeepsie, which, of course, has not happened yet, will not be added to cash available for dividends but capital expenditures related to the transition do not score against cash available for dividends. The proceeds from the Orange County Poughkeepsie sale will be used to offset the cash outlay merger-related capital expenditures so this treatment is kind of a wash. We also raised the dividend suspension leverage test to 5.25 times adjusted EBITDA and the total leverage to up to 5.5 times. This is just a quick conceptual simplification of the amendment the original will file with the SEC on January 26.

Net income for the quarter was $4.3 million. Earnings per share on a fully diluted basis for the quarter were $0.12. Obviously while adjusted EBITDA has been redefined to exclude transition expenses all GAAP measures such as income from operations and net income are reduced by these costs and reported to you that way. In the quarter, we generated cash available for dividends of $18.2 million and we declared a dividend in the quarter totaling $13.9 million. Added to our previous reserves we now have cumulative cash available for dividends of $45.2 million as of December 31.

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FINAL TRANSCRIPT

Feb. 21. 2007 / 8:30AM ET, FRP - Q4 2006 FairPoint Communications, Inc. Earnings Conference Call

I just want to let you know we expect to tap into that reserve of cumulative cash available for dividends in the first half in a modest amount, and then expect to refresh the balance in the second half. This is partly because adjusted EBITDA will be reduced by expenses related to the call center consolidation which we announced last fall, in the first quarter and some corporate overhead costs indirectly associated with the Verizon transition as well as the sale of Orange County Poughkeepsie, which will reduce our distributions. If the sale of Orange County Poughkeepsie were to happen in the first quarter, adjusted EBITDA would be, worst case, slightly below $30 million. So cumulative cash available for dividends would likely decline in the first half of the year, principally because of the capital expenditures in the first quarter associated with the expansion of the call centers in Ellensburg, Washington, and South China, Maine, and an expected increase in capital expenditures in the second quarter to take advantage of seasonal construction conditions. However, as the efficiencies from the call center consolidation kick in, in the third quarter, and CapEx returns to normal levels, we expect to restore the balance of cash available for dividends to current levels by year end.

At the end of December 2006 our access line equivalents, which are defined as access lines plus HSD subscribers, but excluding video subscribers, were more than 311,000 versus 290,000 last year. The increase of course, is primarily due to acquisitions but it is also because of a solid increase in HSD subscribers. In the quarter excluding acquisitions we added over 1600 HSD subscribers, a slightly lower number of adds than in previous quarters as some promotional offers were allowed to expire during the quarter but for the same reason, HSD ARPU climbed to over $42, as Gene just mentioned. One of the real highlights of the quarter was the HSD penetration in FairPoint Missouri. You'll recall, we completed that acquisition in July of last year and during the fourth quarter we raised HSD penetration there from 13.8% to 15.8%. It was only 12.5% when we closed.

The team in Peculiar, Missouri, which is the name of the town is a great addition to FairPoint, and I think this is another example of the success we bring to acquisition integration. Missouri has become an important part to our operation as we are integrating it with our network to provide video we have moved certain billing processes there and we've transferred a key executive to that office. We invested $6.4 million in the quarter in capital expenditures and for the 12 months ended December 31, 2006, we invested $32 million.

Looking forward into 2007, we expect revenues for the full year of between $281 and $284 million. Adjusted EBITDA before adjusting for the sale of Orange County Poughkeepsie is expected to be between $129 and $131 million after adding back the merger transition expenses. Capital expenditures for 2007 are expected to be approximately $73 to $75 million including $44 million related to the merger leaving $29 to $31 million in operational CapEx to be charged against cash available for dividends. I should note here that the estimated CapEx for 2007 is shown net of contributions from Verizon. As we have said, Verizon will pay up to $40 million of our preclosing capital expenditures. For the first quarter of 2007 we estimate that CapEx will be approximately $8.5 to $9.5 million, excluding merger related CapEx. We expect cash interest expense to be approximately $9.8 to $10 million. Finally, let me just add a little color to the capital expenditures.

Related to the Verizon merger we won't predict a quarter by quarter breakout of development costs and expenses, however, I will say that the larger merger related system acquisition costs are naturally more back end loaded and the less expensive, but equally more valuable planning is more front-end loaded. We'll update you with the actual numbers and the further status of the progress as it becomes appropriate. At this time, I think we will take questions. Thank you.

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FINAL TRANSCRIPT

Feb. 21. 2007 / 8:30AM ET, FRP - Q4 2006 FairPoint Communications, Inc. Earnings Conference Call

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] And your first question sums from the line of Jonathan Chaplin.

Tom Champion - JPMorgan - Analyst

This is Tom Champion subbing in for Jonathan. Just looking for a little more color around DSL. We actually modeled slightly greater DSL net adds, and sort of just curious if you could provide a little more information on why they came in where they did. Also curious about ARPU which was about $2 higher than we anticipated. Any comment on that and where the trends might be going would be very helpful. Thanks very much.

John Crowley - FairPoint Communications, Inc. - CFO

Yes. This is John Crowley. Shirley, always gets upset when I talk about trends. Particularly, obviously we can't, it's difficult to predict the future. What I can say is, based on our January and February results so far, our HSD sales on a net basis has started to uptick a bit, more in line with what we've done historically. What essentially happened in the fourth quarter is we consciously allowed some of the promotional rates to expire on HSD and the consequence is that we did have a slightly lower rate of gain of high-speed data subscribers but the offset, of course, was that the people that stayed on paid the higher rates, so that lifted our HSD ARPU, which is obviously something that we're interested in continuing to do. So I think that answers your question to the extent that we can.

Tom Champion - JPMorgan - Analyst

Thanks.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

By the way, Shirley is Shirley Linn, our General Counsel for those of you that don't know her.

Operator

Next question comes from the line of Tom Seitz.

Tom Seitz - Lehman Brothers - Analyst

Thanks for taking the question. Actually, I have got a couple. The first is, have you been able to do any work related to whether or not the distribution will be qualified as a dividend after the transaction closes? I noticed this year you're saying it will be a qualified dividend but if you have done any due diligence on the -- what will happen after the transaction closes first. Then second, if you could, give us any sort of update that you've got -- that you have thus far with respect to scheduling PUC meetings, which obviously will be the -- I think the big milestone towards closing the transaction. And that's it.

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FINAL TRANSCRIPT

Feb. 21. 2007 / 8:30AM ET, FRP - Q4 2006 FairPoint Communications, Inc. Earnings Conference Call

John Crowley - FairPoint Communications, Inc. - CFO

Tom, let me take your first question first. This is John, by the way. Yes, as you say, we did mention in the press release that the dividends for 2006 would be treated as ordinary dividends. For 2007 and beyond, we do not have a firm view, but what I can say is this, for some of the reasons we talked about a second ago, while our adjusted EBITDA will maintain very close to where has historically, because of the fundamental soundness of our underlying business, our reported earnings, and therefore our E&P for tax purposes, will be down because of all of the cash expenses related to the transition.

Beyond the closing, as we have talked about, we are making substantial capital investments, and Verizon has historically made substantial capital investments in the network. So as a consequence we're going to have disproportionately higher depreciation and amortization expense. So I can't give you a specific answer to your question, but I can say that it's likely the degree to which our dividend continues as 100% qualified dividend beyond 2006 will probably come down.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

And let me answer the second question, Tom. It's Gene. We filed the documents with all three commissions in Maine, Vermont, and New Hampshire about slightly more than two weeks after we announced the transaction, and all three states are now in the process of having -- going through their process of determining the actual timing for the review, including some scheduling conferences that they have established already. We and Verizon have asked them to make this determination by the end of October so that we can be sure to close by the end of the year. We think we'll be on schedule to close by the end of the year. Don't see any problems with that right now. So the process has really started. The time schedule will be determined over the next few weeks as the commissions have those various scheduling processes, conferences, and so on.

And I would like to make one other comment about that. That is, Verizon has really been a great partnership with them. They have been extremely good partners here. They have done some things that they don't normally do because it's the way we normally do things, for instance, the way we actually file, we typically file immediately, they tend to take some time after they announce a transaction before they file, and they have worked very,very closely with us, and we're extremely pleased with the relationship with Verizon and the way they are cooperating and partnering with us as we move forward with this transaction. We think only good can come out of that.

Tom Seitz - Lehman Brothers - Analyst

That's terrific. Thanks. One follow-up, if I may. Has Verizon closed its books for the year on the Maine, Vermont, and New Hampshire properties, and have you had a look to see if the operational performance -- I think Walt said he was expecting maybe a revenue decline in the 3% range. Is that still -- have you seen the numbers, and are they coming in near expectations?

John Crowley - FairPoint Communications, Inc. - CFO

Tom this is John. We have not yet received Verizon's results, or Verizon New England results for the fourth quarter. We do, however, have the access lines. And as we talked about in January, the decline in EBITDA of the operation has been at a slower rate than the loss of access lines. The operation finished the year with 1.478 million, call it 1.479 million switched access lines, which is down 6.4% for the year. But they finished the year with 188,000 HSD subscribers, which is about a 37.5% increase and represents about a 12.7% penetration of their access lines. So I think we would expect that the rate of decline, EBITDA for the operation, would come in at a lower rate than the decline of access lines given the history of the operation.

Tom Seitz - Lehman Brothers - Analyst

Okay. Terrific. Thank you very much.

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FINAL TRANSCRIPT

Feb. 21. 2007 / 8:30AM ET, FRP - Q4 2006 FairPoint Communications, Inc. Earnings Conference Call

Operator

Your next question is from Barry Sine.

Barry Sine - Oppenheimer & Company - Analyst

Good morning. I wanted to zero in on the Orange County Poughkeepsie transaction and the timing. Do you have any expectation of when that may close and if you could also strip out how much of the adjusted EBITDA guidance includes Orange County, what would that number be without those properties?

John Crowley - FairPoint Communications, Inc. - CFO

I can just give you a little bit of color, Barry, on the Orange County Poughkeepsie sale. We are going before the New York State PSC, I believe, next week to request authorization to make that transfer. I won't try and make a prediction about that, but we would hope to settle it soon thereafter I would think. In terms of the guidance we are budgeting about $8 million from Orange Poughkeepsie this year, and so it's continued to trend downward at the rate of about 10, sometimes 12% a year relative to previous years. Barry, you, of course, are very familiar with the situation there, but just for the rest of the people on the call, the wholesale charges that the partnership charges the two principal resellers, or service providers up there, have been -- continued to be cut, and so that's been reflected in the decline in distributions to the partners.

Barry Sine - Oppenheimer & Company - Analyst

Okay. Also wanted to ask about, you mentioned that $2.4 million was your estimate for the merger related costs during the quarter?

John Crowley - FairPoint Communications, Inc. - CFO

Yes, that's not an estimate, that's the actual for the fourth quarter, right.

Barry Sine - Oppenheimer & Company - Analyst

Is that a net of taxes, or is that a gross expense number?

John Crowley - FairPoint Communications, Inc. - CFO

That is the gross expense number.

Barry Sine - Oppenheimer & Company - Analyst

Okay. Thank you very much.

Operator

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FINAL TRANSCRIPT

Feb. 21. 2007 / 8:30AM ET, FRP - Q4 2006 FairPoint Communications, Inc. Earnings Conference Call

Your next question is from Viktor Shvets.

Viktor Shvets - Moon Capital - Analyst

Thanks very much for taking the question. I actually have two questions. One relating to the tax position of FairPoint after the merger with Verizon Properties. It seems in my numbers that you will exhaust your tax losses pretty quickly after buying those properties. So what will happen to the dividend paying capacity of the Company, say within 12 months? Initially clearly your coverage ratios improved, but what will happen as we go, say 12 months after the transaction? And a second question relating, once again, to Verizon Properties. You indicated what sort of capital expenditure you'd expect initially in those properties, but looking at the extent of access line losses as well as low high-speed or DSL penetration, what kind of numbers should we look for in 2008 and 2009 to upgrade those properties? Thanks.

John Crowley - FairPoint Communications, Inc. - CFO

Hi, Viktor. We haven't heard from you in a couple of quarters. Let me give you a little background on the tax shield that we have. You identified correctly that we started out last year with about $292 million in net operating losses, and, of course, we will use some of those for 2006 because of the noncore asset sales is and to some extent in 2007 for similar reasons. But we'll still have a substantial NOL carry forward. The other component of this is that the GAAP basis in the assets that Verizon is selling is approximately $1.7 billion, and the tax basis from those assets is closer to $1 billion. Having said that, there is a very high level of capital expenditures continuing to be made by them, and, of course, by us. Much of the 100 million or so that we'll be spending this year will be capitalized and therefore depreciated over a reasonable period of time plus the capital expenditures that we would expect to make in 2008 so that, in fact, this is actually quite a tax efficient transaction. And as we said in January, we would still expect that our cash taxes would be quite modest for a period of four or five years.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

This is Gene. Let me try to answer the question about capital expenditures and access line losses, and so on. And I can only be kind of general right now about that because we're still developing the plans and we don't want to -- for obvious reasons we don't want to announce plans and then later on not be able to do exactly what we announced. It's very important that we do exactly what we said we'd do in those states, so that the customers and the Public Utility Commissions and so on will understand that. However, with that said, we expect a very, very significant capital budget in year one over and above the numbers we have previously disclosed to you.

And that, we have actually included in the acquisition projections, quite frankly, as part of the cost of doing the transaction, primarily to build out the high-speed data network so that we can provide a greater level of broadband. In the states -- in Maine and Vermont, in Maine I think our broadband availability to our customers, and remember we're the second largest phone company in the state of Maine, our broadband availability today, before the transaction, and our broadband availability today is well over 90% of our customers have broadband availability in Maine. In Vermont, it's even closer to 100%. Most of the customers in Vermont -- in Vermont we have a smaller number of customers, only about 7500 off the top of my head have -- John is rushing to look up the number to make sure I didn't give you a bad number here -- have access to our broadband products.

As we have previously said, in the Verizon territories only about 62% of their customers in those three states have access to broadband, so we actually have in the budget in year one for additional CapEx over and above the numbers we have previously disclosed substantial increase to get us closer to that 90% level that I think is FairPoint's 88% across the board, and so the first thing we'll do is spend a lot of capital on building out the broadband network. We think that's probably the single most important thing that we are hearing as we talk to customers and regulators and legislators and governors and so on in those three states is this is something that's very very important. And we'll do that very quickly. We'll give more color on that as the year goes on and as we have those plans more detailed.

Viktor Shvets - Moon Capital - Analyst

Thank you.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

You're welcome. Thank you.

Operator

At this time there are no further questions.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Why don't we give a second to see if anybody else wants to get in the queue. If they don't, and I don't see any names coming up, I just want to thank you all for your participation this morning. We'll try to keep you posted on how we're doing on the transaction as time goes on. Thanks very much for your support of the Company, and we look forward to talking to you. Thank you very much. Have a great day.

John Crowley - FairPoint Communications, Inc. - CFO

Thanks, everyone.

Operator

This concludes today's conference. You may now disconnect.

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